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                                                          EXHIBIT 10.1


                               February 21, 1996



Mr. David Burcham
16104 NE 99th
Redmond, Washington  98052

Dear David:

          On behalf of Creative Computers, Inc. it is my pleasure to confirm our offer to you of the position of Senior Vice President, Operations. As we discussed, if you accept this offer you will be reporting directly to me. I have enjoyed speaking with you and very much hope that you will accept our offer.

          Your duties generally will be in the areas of overseeing and managing the Company's distribution center, store distribution, facilities, security, service and configuration, customer service administration, and dual responsibility for many other areas, and you may be assigned other duties as needed and your duties may change from time to time on reasonable notice.

          You will earn a monthly base salary of $16,666.66 (payable semi-monthly). Your potential bonus will be $10,000 per quarter, based on meeting various goals to be set by the Company. You will receive a signing bonus of $50,000 upon the commencement of your employment. If you decide to leave Creative during the first 90 days, you will pay back $25,000 of this signing bonus.

          You will be granted options to purchase 60,000 shares of Creative Computers, Inc. stock at the price on the date you accept this offer. These options will vest quarterly over three years at a rate of 8.33% (5,000 shares) per quarter, provided you are still employed by the Company. The first 5,000 shares will vest when your employment begins.

          We hope that our association will continue for a substantial period of time, but we recognize that the future is inherently uncertain and that assurances of permanent or continuing employment are not feasible. Therefore, in accordance

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Mr. David Burcham
February 21, 1996
Page 2

with our standard policy, your employment will be "at-will." In other words, either you or the Company can end your employment at any time for any reason, with or without cause. This term of employment can only be changed in writing over my signature. This letter constitutes an exception to that policy as follows: as we discussed, if Creative elects to terminate your employment during the first 24 months, Creative will pay you $50,000. If Creative elects to terminate your employment after 24 months, you will not be eligible to receive any severance pay.

          The first 90 days of your employment is a time for you and Creative to get acquainted. Normally, employees are not eligible for benefits during this period. However, we are making an exception for you, and you will be eligible for all benefits sponsored by the Company subject to the terms and conditions of the various benefit programs, including medical, dental and life insurance and our 401(k) plan.

          We would like you to begin work as soon as possible, but not later than February 26, 1996.

          We very much look forward to your joining our organization. In order to confirm your acceptance of our offer as set forth here, please sign a copy of this letter and return it to me. If there is anything that you want to discuss further, please do not hesitate to contact me.

                              Sincerely,



                              Frank Khulusi
                              President and Chief
                              Executive Officer



AGREED AND ACCEPTED THIS ______ DAY OF FEBRUARY, 1996.


_______________________________
David Burcham